Exhibit 99.1

Spectrum Brands Receives Strong Noteholder Support for Plan of Reorganization

ATLANTA--(BUSINESS WIRE)--June 1, 2009--Spectrum Brands today announced that unofficial results of the vote on the company's Plan of Reorganization demonstrate the strong support of its public noteholders for the Plan, who comprise the only class of claims designated as impaired under the Plan. More than 90 percent in number of noteholders voting, who also represent more than 90 percent of the principal amount of notes voted, cast ballots in favor of the Plan. The final voting results for the Plan will be filed with the Bankruptcy Court in advance of the confirmation hearing.

Kent Hussey, Chief Executive Officer of Spectrum Brands, said: “Today marks a significant milestone in our pre-negotiated debt restructuring process. We are pleased to have the strong support of our noteholders and appreciate the continued loyalty of our business partners, suppliers, customers and employees as we move through this process, from which we expect to emerge with a stronger balance sheet and better positioned to pursue revenue and profit growth opportunities.”

The company also received the unofficial results of the vote of its senior term lenders, whose votes, as previously announced, may or may not be required for approval of the Plan. This determination will be made at the confirmation hearing, which is scheduled to begin June 15. The senior term lenders, who continue to oppose the reinstatement of their claims, voted against the Plan. In addition, a committee of equity holders is contesting the Plan's extinguishment of the company's outstanding common stock.

On April 15, 2009, Spectrum Brands received court approval of its Disclosure Statement and the authorization to solicit votes from its public noteholders and senior term lenders on the Plan. Voting on the Plan ended May 29, 2009.

Spectrum Brands believes that the Plan satisfies the requirements of the Bankruptcy Code and is hopeful that it will be confirmed by the Bankruptcy Court. If the plan is confirmed, Spectrum Brands expects to emerge from Chapter 11 by late summer.

Additional information about the restructuring is available on the Company’s web site at www.spectrumbrands.com.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) risks that the bankruptcy filing and the related cases disrupt current plans and operations; (2) risks that the Company's businesses could suffer from the loss of key customers, suppliers or personnel during the pendency of the bankruptcy cases, (3) risks that the Company will be able to maintain sufficient liquidity for the pendency of the bankruptcy cases, (4) risks that the Bankruptcy Court will not timely confirm the Plan, if at all, (5) risks that, if the Plan is confirmed, the Company will be able to satisfy the conditions to consummation of the Plan, including, without limitation, obtaining sufficient exit financing, (6) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (7) changes in consumer demand for the various types of products the Company offers, (8) unfavorable developments in the global credit markets, (9) the impact of overall economic conditions on consumer spending, (10) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (11) changes in the general economic conditions in countries and regions where the Company does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (12) the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (13) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the Company’s securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. The Company also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

About Spectrum Brands

Spectrum Brands is a global consumer products company and a leading supplier of consumer Batteries, specialty pet supplies, shaving and grooming products, household and lawn insect and pest control products, personal care products and portable lighting. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world.

CONTACT:
Spectrum Brands
Investors:
Carey Phelps, 866-338-2415
DVP Investor Relations & Corporate Communications
or
Media:
Kekst and Company for Spectrum Brands
Michael Freitag or Victoria Weld, 212-521-4800